EXHIBIT 1

TRANSACTIONS DURING THE PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the purchase of shares on the Nasdaq National Market System.  The prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
5/16/20111	Purchase	$8.001	9106
5/17/20112	Purchase	8.0386	70711
5/18/20113	Purchase	8.1275	33504
5/19/20114	Purchase	8.2275	8500
5/20/2011	Purchase	8.18	2500
5/23/20115	Purchase	8.2609	47643

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1 This transaction was executed in multiple trades at prices ranging from $8.00 - 8.01.

2 This transaction was executed in multiple trades at prices ranging from $8.00 - 8.09.

3 This transaction was executed in multiple trades at prices ranging from $8.00 - 8.21.

4 This transaction was executed in multiple trades at prices ranging from $8.20 - 8.24.

5 This transaction was executed in multiple trades at prices ranging from $8.25 - 8.30.